Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

MedClean Technologies, Inc.

Warrant To Purchase Common Stock

Warrant No.: 2009-1	Issuance Date: December 4, 2009

Number of Warrant Shares: 262,987,013

Initial Exercise Price:  $0.038 per share

MedClean Technologies, Inc., a Delaware corporation (“Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Socius CG II, Ltd., a Bermuda exempted company, the holder hereof or its designees or assigns (“Holder”), is entitled, subject to the terms set forth herein, to purchase from the Company, at the Exercise Price then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrant to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times after issuance of the Warrant and until 11:59 p.m. Eastern time on the fifth anniversary of the Tranche Notice Date for each applicable Warrant Tranche, subject to acceleration pursuant to Section 3.3 hereof, that number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock set forth above and as adjusted herein (the “Warrant Shares”); provided, however, that this Warrant may only be exercised, from time to time, for that number of shares of Common Stock with an Aggregate Exercise Price equal to 135% of the cumulative amount of Tranche Purchase Prices under Tranche Notices delivered prior to or on the date of exercise.  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in ARTICLE 13 hereof.

This Warrant is issued pursuant to the Preferred Stock Purchase Agreement dated December 4, 2009, by and among the Company and the investor referred to therein (the “Purchase Agreement”).

This Warrant shall consist of and be exercisable in tranches (each, a “Warrant Tranche”), with a separate tranche being created upon each delivery of a Tranche Notice under the Purchase Agreement.  Each Warrant Tranche will grant to the Holder the right, for a five-year period commencing on the applicable Tranche Notice Date, to exercise the Warrant and purchase up to a number of shares of Common Stock with an Aggregate Exercise Price equal to 135% of the Tranche Purchase Price for the applicable Tranche Notice.  Attached to this Warrant is a schedule (the “Warrant Tranche Schedule”) that sets forth the issuance date, the number of Warrant Shares, and the Exercise Price for each Warrant Tranche.  The Warrant Tranche Schedule shall be updated by the Company, with an updated copy provided to the Holder, promptly following each exercise of this Warrant.  No portion of this Warrant shall vest or be exercisable except under the Warrant Tranches.

ARTICLE 5
EXERCISE OF WARRANT.

5.1         Mechanics of Exercise.

5.1.1     Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice to the Company, in the form attached hereto as Appendix 1 (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”), with such payment made, at Investor’s option, (x) in cash or by wire transfer of immediately available funds, (y) by the issuance and delivery of a recourse promissory note substantially in the form attached hereto as Appendix 2 (each, a “Recourse Note”), or (z) if applicable, by cashless exercise pursuant to Section 1.3.

5.1.2     The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5.1.3     On the Trading Day on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”) from the Holder by 6:30 p.m. Eastern time, or on the next Trading Day if the Exercise Delivery Documents are received after 6:30 p.m. Eastern time or on a non-Trading Day (in each case, the “Exercise Delivery Date”), the Company shall transmit (i) a facsimile acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder, and (ii) an electronic copy of its share issuance instructions to the Holder and to the Company’s transfer agent (the “Transfer Agent”), with such transmissions to comply with the notice provisions contained in Section 6.2 of the Purchase Agreement, and shall instruct and authorize the Transfer Agent to credit such aggregate number of freely-tradable Warrant Shares to which the Holder is entitled to receive upon such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program through its Deposit Withdrawal Agent Commission (DWAC) system, with such credit to occur no later than 12:00 p.m. Eastern Time on the Trading Day following the Exercise Delivery Date, time being of the essence; provided, however, that if the Warrant Shares are not credited as DWAC Shares by 12:00 p.m. Eastern Time on the Trading Day following the Exercise Delivery Date, then the Tranche Closing Date applicable to the Exercise Notice shall be extended by one Trading Day for each Trading Day that timely credit of DWAC Shares is not made.

5.1.4     Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account.  Any Warrant delivered in connection with a Tranche Notice and exercised by Holder shall be deemed exercised (i) on the Tranche Notice Date, if exercised by 6:30 p.m. Eastern time on the Tranche Notice Date, or (ii) on the next Trading Day, if exercised by Investor after 6:30 p.m. Eastern Time on the Tranche Notice Date or on any other date, in each case with Holder deemed to be a holder of record as of such date.

5.1.5     If this Warrant is exercised and the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares being acquired upon such exercise, then the Company shall, as soon as practicable and in no event later than one Trading Day after such exercise, update the Tranche Exercise Schedule to reflect the revised number of Warrant Shares for which this Warrant is then exercisable and deliver a copy of the updated Tranche Exercise Schedule to the Holder.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

5.2     Adjustments to Exercise Price and Number of Shares.  In addition to other adjustments specified herein, the Exercise Price of this Warrant and the number of shares of Common Stock issuable upon exercise shall be adjusted as follows:

5.2.1     Exercise Price.  The “Exercise Price” per share of Common Stock underlying this Warrant, subject to further adjustment as provided herein, shall be as follows:  (i) with respect to the portion of this Warrant issued on the Effective Date and until the first Tranche Notice Date, the amount per Warrant Share set forth on the face of this Warrant, which is equal to Closing Bid Price for the Common Stock on the Trading Day prior to the Effective Date, and (ii) with respect to the portion of this Warrant that becomes exercisable on any Tranche Notice Date (including the first Tranche Notice Date), an amount per Warrant Share equal to the Closing Bid Price of a share of Common Stock on such Tranche Notice Date.

5.2.2     Number of Shares.  The number of Warrant Shares underlying this Warrant and each Warrant Tranche, subject to further adjustment as provided herein, shall be as follows: (i) with respect to the portion of this Warrant issued on the Effective Date and until the first Tranche Notice Date, the number of shares set forth on the face of this Warrant, which is a number of shares of Common Stock equal to the Maximum Placement multiplied by 135%, with the resulting sum divided by the Closing Bid Price of a share of Common Stock on the Trading Day prior to the Effective Date, and (ii) with respect to the portion of this Warrant issued on any Tranche Notice Date including the first Tranche Notice Date, a number of shares equal to the Tranche Purchase Price set forth in the applicable Tranche Notice multiplied by 135%, with the resulting sum divided by the Closing Bid Price of a share of Common Stock on the Tranche Notice Date.  For example, if the Tranche Purchase Price is $1,000,000 and the Closing Bid Price is $0.50, then the number of Warrant Shares underlying that Warrant Tranche shall be $1,000,000 x 135% = $1,350,000 divided by $0.50 = 2,700,000 shares of Common Stock.  On each Tranche Notice Date, the number of Warrant Shares underlying the related Warrant Tranche shall vest and become exercisable, and the aggregate number of Warrant Shares underlying this Warrant that are currently exercisable shall automatically adjust up or down to account for the change in the number of Warrant Shares covered by the new Warrant Tranche and for any Warrant Shares issued upon any prior or simultaneous exercise of this Warrant.  If at any time the Holder reasonably believes that the number of Warrant Shares included in the Registration Statement is not sufficient to cover all exercises under this Warrant, then the Company shall amend such Registration Statement to include the additional number of Warrant Shares that may be required to provide such coverage.

5.3     Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if at any time there is not a current, valid and effective registration statement covering the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”), the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =  (B-C) x A
 B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the average of the Closing Sale Prices of the shares of Common Stock (as reported by Bloomberg) for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

5.4     Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to credit to the Holder’s balance account with DTC, by 12:00 p.m. Eastern time on the Trading Day following the Exercise Delivery Date, the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day after such Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 1.1.  In addition to the foregoing, if after the Company’s receipt of an Exercise Notice the Company shall fail to timely (pursuant to Section 1.1.3 hereof) credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder, and the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within one Trading Day after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to credit such Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder and to issue such Warrant Shares shall terminate, or (ii) promptly honor its obligation to credit such Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock sold by Holder in satisfaction of its obligations, times (B) the Closing Bid Price on the date of exercise.

5.5     Exercise Limitation.  Notwithstanding any other provision, at no time may the Holder (a) exercise this Warrant such that the number of Warrant Shares to be received pursuant to such exercise exceeds 135.0% of the aggregate of all Tranche Purchase Prices under and in connection with all Tranche Notices delivered pursuant to the Purchase Agreement prior to the date of exercise; or (b) exercise this Warrant such that the number of Warrant Shares to be received pursuant to such exercise, aggregated with all other shares of Common Stock then owned by the Holder beneficially or deemed beneficially owned by the Holder, would result in the Holder owning more than 4.99% of all of such Common Stock as would be outstanding on the date of exercise, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  In addition, as of any date, the aggregate number of shares of Common Stock into which this Warrant is exercisable within 61 days, together with all other shares of Common Stock then beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by Holder and its affiliates, shall not exceed 9.99% of the total outstanding shares of Common Stock as of such date.

5.6     Activity Restrictions.  For so long as Holder or any of its affiliates holds this Warrant or any Warrant Shares, neither Holder nor any affiliate will:  (i) vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company; (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of the Company, alone or together with any other Person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant  to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (iii) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 1.5.

5.7     Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

5.8     Insufficient Authorized Shares.  If at any time while any portion of this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the portion of the Warrant then outstanding (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the portion of the Warrant then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

ARTICLE 6
ADJUSTMENT UPON SUBDIVISION OR COMBINATION OF COMMON STOCK

If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased.  If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased.  Any adjustment under this ARTICLE 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

ARTICLE 7
PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS

7.1     Purchase Rights.  In addition to any adjustments pursuant to ARTICLE 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

7.2     Subsequent Equity Sales. In addition to any adjustments made pursuant to ARTICLE 2 above, if the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances, collectively, a “Dilutive Issuance”), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  If the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3.2 in respect of an Exempt Issuance, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3.2, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3.2, upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

7.3     Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3.3 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of this Warrant in exchange for such Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction; provided, however, that in the event the Fundamental Transaction involves the issuance of cash or freely tradable securities by an issuer listed on the New York Stock Exchange or the Nasdaq Stock Market, then the ability to exercise this Warrant shall expire on the consummation of that Fundamental Transaction.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section 3.3  shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

7.4     Notwithstanding the foregoing Section 3.3, in the event of a Fundamental Transaction other than one in which the Successor Entity is a Public Successor Entity that assumes this Warrant such that this Warrant shall be exercisable for the publicly traded common stock of such Public Successor Entity, at the request of the Holder delivered before the 90th day after the effective date of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the value of the remaining unexercised portion of this Warrant on the date of such consummation, which value shall be determined by use of the Black Scholes Option Pricing Model using a volatility equal to the 100 day average historical price volatility prior to the date of the public announcement of such Fundamental Transaction.

ARTICLE 8
NONCIRCUMVENTION

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate or articles of incorporation, articles of association, bylaws, or any other organization documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any portion of this Warrant remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of this Warrant then outstanding (without regard to any limitations on exercise).

ARTICLE 9
WARRANT HOLDER NOT DEEMED A STOCKHOLDER

Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this ARTICLE 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

ARTICLE 10
REISSUANCE OF WARRANTS

10.1     Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6.4), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6.4) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

10.2     Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6.4) representing the right to purchase the Warrant Shares then underlying this Warrant.

10.3     Exchangeable for Multiple Warrant.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6.4) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrant for fractional shares of Common Stock shall be given.

10.4     Issuance of New Warrant.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6.1 or Section 6.3, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrant issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

ARTICLE 11
NOTICES

Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 6.2 of the Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock as such or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

ARTICLE 12
AMENDMENT AND WAIVER

Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that except as set forth in this Warrant no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder.  No such amendment shall be effective to the extent that it applies to less than all of the holders of this Warrant.

ARTICLE 13
GOVERNING LAW

This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

ARTICLE 14
CONSTRUCTION; HEADINGS

This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

ARTICLE 15
DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within 2 Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within 2 Trading Days submit via facsimile (a) the disputed determination of the Exercise Price or arithmetic calculation to an independent, reputable investment bank or independent registered public accounting firm selected by Holder subject to Company’s approval, which may not be unreasonably withheld or delayed, or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent registered public accounting firm.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than 3 Trading Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

ARTICLE 16
REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 17
DEFINITIONS

For purposes of this Warrant, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings:

17.1     “Bloomberg” means Bloomberg Financial Markets.

17.2     “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and Holder.  If the Company and Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to ARTICLE 11.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

17.3     “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

17.4     “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 3.1 hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon exercise of this Warrant.

17.5     “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

17.6     “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

17.7     “DWAC Shares” means all Warrant Shares issued or issuable to Holder or any Affiliate, successor or assign of Holder pursuant to this Warrant, all of which shall be (a) issued in electronic form, (b) freely tradable and without restriction on resale, and (c) timely credited by Company to the specified Deposit/Withdrawal at Custodian (DWAC) account with DTC under its Fast Automated Securities Transfer (FAST) Program or any similar program hereafter adopted by DTC performing substantially the same function, in accordance with instructions issued to and countersigned by the Transfer Agent of the Company.

17.8     “Eligible Market” means the Trading Market, The New York Stock Exchange, Inc., The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the NYSE Amex or the OTC Bulletin Board, but does not include the Pink Sheets.

17.9     “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (except as a result of anti-dilution provisions therein), and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

17.10     “Fundamental Transaction” has the meaning set forth in the Purchase Agreement.

17.11     “Maximum Placement” has the meaning set forth in the Purchase Agreement.

17.12     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

17.13     “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

17.14     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

17.15     “Public Successor Entity” means a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market.

17.16     “Required Holders” means the Holders of this Warrant representing at least a majority of shares of Common Stock underlying this Warrant as then outstanding.

17.17     “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

17.18     “Trading Day” means any day on which the Common Stock is traded on an Eligible Market; provided that it shall not include any day on which the Common Stock (a) is suspended from trading, or (b) is scheduled to trade on such exchange or market for less than 5 hours.

17.19     “Trading Market” means the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock, but does not include the Pink Sheets inter-dealer electronic quotation and trading system.

17.20     “Tranche Closing Date” has the meaning set forth in the Purchase Agreement.

17.21     “Tranche Notice” has the meaning set forth in the Purchase Agreement.

17.22     “Tranche Notice Date” has the meaning set forth in the Purchase Agreement.

17.23     “Tranche Purchase Price” has the meaning set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

MEDCLEAN TECHNOLOGIES, INC.

By:	/s/ David J. Laky

Name:	David J. Laky
Title:	President and Chief Executive Officer

By:	/s/ Cheryl K. Sadowski

Name:	Cheryl K. Sadowski
Title:	Treasurer and Chief Financial Officer

Warrant Exercise Schedule

Exercise Date	Number of Warrant Shares	Exercise Price Per Share	Aggregate Exercise Price	Dollar Amount Remaining

APPENDIX 1

EXERCISE NOTICE

MEDCLEAN TECHNOLOGIES, INC.

The undersigned hereby exercises the right to purchase ________________ shares of Common Stock (“Warrant Shares”) of MedClean Technologies, Inc., a Delaware corporation (“Company”), evidenced by the attached Warrant to Purchase Common Stock (“Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.  The Holder intends that payment of the Exercise Price shall be made as:

___	Cash Exercise with respect to ____________ Warrant Shares

___	Cashless Exercise with respect to ____________ Warrant Shares

___	Recourse Note Exercise with respect to ____________ Warrant Shares

Please issue

___	A certificate or certificates representing said shares of Common Stock in the name specified below

___	Said shares in electronic form to the Deposit/Withdrawal at Custodian (DWAC) account with Depository Trust Company (DTC) specified below.

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges the foregoing Exercise Notice and hereby directs [_________________] to issue the above indicated number of shares of Common Stock as specified above, in accordance with the Transfer Agent Instructions dated [_________] from the Company, and acknowledged and agreed to by the transfer agent.

MEDCLEAN TECHNOLOGIES, INC.

By:
Name:
Title:

APPENDIX 2

FORM OF NOTE

SECURED PROMISSORY NOTE

$[_____________]	Date: [________], 20[__]

FOR VALUE RECEIVED, [_____________] (“Borrower”) promises to pay to the order of MedClean Technologies, Inc. (“Lender”), at [________], or at such other place as Lender may from time to time designate in writing, the principal sum of $[________], with interest, as follows:

ARTICLE 1Interest.  The principal balance outstanding from time to time under this Secured Promissory Note (this “Note”), shall bear interest from and after the date hereof at the rate of 2.0% per year.  Interest shall be calculated on a simple interest basis and the number of days elapsed during the period for which interest is being calculated.  Payments of interest will be due on each annual anniversary of the date of this Note; provided that Borrower will not be in default hereunder for failure to make any annual interest payment when due (other than on the Maturity Date) and the amount of interest not paid when due shall be added to the principal balance of this Note and such amount will thereafter accrue interest at the rate set forth above.

ARTICLE 2Payments.  If not sooner paid, the entire unpaid principal balance, interest thereon and any other charges due and payable under this Note shall be due and payable on the fourth anniversary of the date of this Note (“Maturity Date”); provided, however, that no payments on this Note will be due or payable so long as either (a) Lender is in default under any preferred stock purchase agreement for Series C Preferred Stock with Borrower or any Warrant issued pursuant thereto, any loan agreement or other material agreement entered into with Borrower, or (b) there are any shares of Series C Preferred Stock of Lender issued or outstanding (each, a “Non-Payment Event”).  Upon the termination or cure of any Non-Payment Event, Borrower’s obligation to pay amounts outstanding on this Note will immediately be reinstated.  Borrower shall have the right to prepay all or any part of the principal balance of this Note at any time without penalty or premium.  In the event that Lender redeems all or a portion of any shares of Series C Preferred Stock then held by Borrower, the proceeds of any such redemption will be applied by Borrower to pay down the accrued interest and outstanding principal of this Note and Lender will be permitted to offset the full amount of such proceeds against amounts outstanding under this Note.  All payments on this Note shall be first applied to interest, then to reduce the outstanding principal balance hereof.

ARTICLE 3Full Recourse Note.  THIS IS A FULL RECOURSE PROMISSORY NOTE.  Accordingly, notwithstanding that Borrower’s obligations under this Note are secured by the Collateral, in the event of a material default hereunder, Lender shall have full recourse to all the other assets of Borrower.  Moreover, Lender shall not be required to proceed against or exhaust any Collateral, or to pursue any Collateral in any particular order, before Lender pursues any other remedies against Borrower or against any of Borrower’s assets.

ARTICLE 4Security

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4.1     Pledge.  As security for the due and prompt payment and performance of all payment obligations under this Note and any modifications, replacements and extensions hereof (collectively, “Secured Obligations”), Borrower hereby pledges and grants a security interest to Lender in all of Borrower’s right, title, and interest in and to all of the following, now owned or hereafter acquired or arising (together the “Collateral”):

(a)       Freely tradable shares of common stock, preferred stock, bonds, notes and/or debentures (collectively, “Pledged Securities”) with a fair market value on the date hereof at least equal to the principal amount of this Note, based upon the trading price of such securities on the OTC Bulletin Board, NASDAQ Capital Market, NASDAQ Global Market, NASDAQ Global Select Market, NYSE Amex, or New York Stock Exchange;

(b)       all rights of Borrower with respect to or arising out of the Pledged Securities, including voting rights, and all equity and debt securities and other property distributed or distributable with respect thereto as a result of merger, consolidation, dissolution, reorganization, recapitalization, stock split, stock dividend, reclassification, exchange, redemption, or other change in capital structure; and

(c)       all proceeds, replacements, substitutions, accessions and increases in any of the Collateral.

4.2     Replacement Securities.  So long as any Secured Obligations remain outstanding, in the event that Borrower sells or disposes of any Pledged Securities, Borrower shall promptly provide replacement securities of equal or greater value than such Pledged Securities.

4.3     Rights With Respect to Distributions.  So long as no default shall have occurred and be continuing under this Note, Borrower shall be entitled to receive any and all dividends and distributions made with respect to the Pledged Securities and any other Collateral.  However, upon the occurrence and during the continuance of any default, Lender shall have the sole right (unless otherwise agreed by Lender) to receive and retain dividends and distributions and apply them to the outstanding balance of this Note or hold them as Collateral, at Lender’s election.

4.4     Voting Rights.  So long as no default shall have occurred and be continuing under this Note, Borrower shall be entitled to exercise all voting rights pertaining to the Pledged Securities and any other Collateral.  However, upon the occurrence and during the continuance of any default, all rights of Borrower to exercise the voting rights that Borrower would otherwise be entitled to exercise with respect to the Collateral shall cease and (unless otherwise agreed by Lender) all such rights shall thereupon become vested in Lender, which shall thereupon have the sole right to exercise such rights.

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4.5     Financing Statement; Further Assurances.  Borrower agrees, concurrently with executing this Note, that Lender may file a UCC-1 financing statement relating to the Collateral in favor of Lender, and any similar financing statements in any jurisdiction in which Lender reasonably determines such filing to be necessary.  Borrower further agrees that at any time and from time to time Borrower shall promptly execute and deliver all further instruments and documents that Lender may request in order to perfect and protect the security interest granted hereby, or to enable Lender to exercise and enforce its rights and remedies with respect to any Collateral following an event of default.  In addition, following an event of default, Borrower shall deliver the Collateral, including original certificates or other instruments representing the Pledged Securities, to Lender to hold as secured party, and Borrower shall, if requested by Lender, execute a securities account control agreement.

4.6     Powers of Lender.  Borrower hereby appoints Lender as Borrower’s true and lawful attorney-in-fact to perform any and all of the following acts, which power is coupled with an interest, is irrevocable until the Secured Obligations are paid and performed in full, and may be exercised from time to time by Lender in its discretion:  To take any action and to execute any instrument which Lender may deem reasonably necessary or desirable to accomplish the purposes of this Section 4(f) and, more broadly, this Note including, without limitation:  (i) to exercise voting and consent rights with respect to Collateral in accordance with this Note, (ii) during the continuance of any default hereunder, to receive, endorse and collect all instruments or other forms of payment made payable to Borrower representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Note, (iii) to perform or cause the performance of any obligation of Borrower hereunder in Borrower’s name or otherwise, (iv) during the continuance of any default hereunder, to liquidate any Collateral pledged to Lender hereunder and to apply proceeds thereof to the payment of the Secured Obligations or to place such proceeds into a cash collateral account or to transfer the Collateral into the name of Lender, all at Lender’s sole discretion, (v)  to enter into any extension, reorganization or other agreement relating to or affecting the Collateral, and, in connection therewith, to deposit or surrender control of the Collateral, (vi) to accept other property in exchange for the Collateral, (vii) to make any compromise or settlement Lender deems desirable or proper, and (viii) to execute on Borrower’s behalf and in Borrower’s name any documents required in order to give Lender a continuing first lien upon the Collateral or any part thereof.

ARTICLE 5Additional Terms

5.1     No Waiver.  The acceptance by Lender of payment of a portion of any installment when due or an entire installment but after it is due shall neither cure nor excuse the default caused by the failure of Borrower timely to pay the whole of such installment and shall not constitute a waiver of Lender’s right to require full payment when due of any future or succeeding installments.

5.2     Default.  Any one or more of the following shall constitute a “default” under this Note:  (i) a default in the payment when due of any amount hereunder, (ii) Borrower’s refusal to perform any material term, provision or covenant under this Note, (iii) the commencement of any liquidation, receivership, bankruptcy, assignment for the benefit of creditors or other debtor-relief proceeding by or against Borrower, (iv) the transfer by Borrower of any Pledged Securities without being replaced by Pledged Securities in accordance with Section 4(b), and (iv) the levying of any attachment, execution or other process against Borrower, the Collateral or any material portion thereof.

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5.3     Default Rights

(a)       Upon the occurrence of any payment default Lender may, at its election, declare the entire balance of principal and interest under this Note immediately due and payable.  A delay by Lender in exercising any right of acceleration after a default shall not constitute a waiver of the default or the right of acceleration or any other right or remedy for such default.  The failure by Lender to exercise any right of acceleration as a result of a default shall not constitute a waiver of the right of acceleration or any other right or remedy with respect to any other default, whenever occurring.

(b)       Further, upon the occurrence of any material non-monetary default, following 30 days notice from Lender to Borrower specifying the default and demanded manner of cure for any non-monetary default, Lender shall thereupon and thereafter have any and all of the rights and remedies to which a secured party is entitled after a default under the applicable Uniform Commercial Code, as then in effect.  In addition to Lender’s other rights and remedies, Borrower agrees that, upon the occurrence of default, Lender may in its sole discretion do or cause to be done any one or more of the following:

(i)        Proceed to realize upon the Collateral or any portion thereof as provided by law, and without liability for any diminution in price which may have occurred, sell the Collateral or any part thereof, in such manner, whether at any public or private sale, and whether in one lot as an entirety, or in separate portions, and for such price and other terms and conditions as is commercially reasonable given the nature of the Collateral.

(ii)       If notice to Borrower is required, give written notice to Borrower at least ten days before the date of sale of the Collateral or any portion thereof.

(iii)      Transfer all or any part of the Collateral into Lender’s name or in the name of its nominee or nominees.

(iv)       Vote all or any part of the Collateral (whether or not transferred into the name of Lender ) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto, as though Lender were the outright owner thereof.

(c)       Borrower acknowledges that all or part of foreclosure of the Collateral may be restricted by state or federal securities laws, Lender may be unable to effect a public sale of all or part of the Collateral, that a public sale is or may be impractical and inappropriate and that, in the event of such restrictions, Lender thus may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to its distribution or resale.  Borrower agrees that if reasonably necessary Lender may resort to one or more sales to a single purchaser or a restricted or limited group of purchasers.  Lender shall not be obligated to make any sale or other disposition, unless the terms thereof shall be satisfactory to it.

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(d)       If, in the opinion of Lender based upon written advice of counsel, any consent, approval or authorization of any federal, state or other governmental agency or authority should be necessary to effectuate any sale or other disposition of any Collateral, Borrower shall execute all such applications and other instruments as may reasonably be required in connection with securing any such consent, approval or authorization, and will otherwise use its commercially reasonable best efforts to secure the same.

(e)       The rights, privileges, powers and remedies of Lender shall be cumulative, and no single or partial exercise of any of them shall preclude the further or other exercise of any of them.  Any waiver, permit, consent or approval of any kind by Lender of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.  Any proceeds of any disposition of the Collateral, or any part thereof, may be applied by Lender to the payment of expenses incurred by Lender in connection with the foregoing, and the balance of such proceeds shall be applied by Lender toward the payment of the Secured Obligations.

a.         No Oral Waivers or Modifications.  No provision of this Note may be waived or modified orally, but only in a writing signed by Lender and Borrower.

b.        Attorney Fees.  The prevailing party in any action by Lender to collect any amounts due under this Note shall be entitled to recover its reasonable attorneys fees and costs.

c.         Governing Law.  This Note has been executed and delivered in, and is to be construed, enforced, and governed according to the internal laws of, the State of New York without regard to its principles of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

d.        Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Note shall be held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of that provision or the other provisions of this Note.

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e.         Entire Agreement.  This Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

By:
Name:
Title:

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